EuroPacific Growth Fund 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455
March 31, 2013
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K1 and 48K2, 72DD1 and 72DD2, 73A1 and 73A2, 74A-T, 74U1 and 74U2, and 74V1 and 74V2, 75B complete answers are as follows:

Item 48K1 and K2
Advisory Contract ($000’s omitted)

K1) Maximum Asset Value	$115,000,000
K2) Maximum Fee Rate	0.397

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$490,114
Class B	$2,741
Class C	$16,880
Class F1	$129,588
Class F2	$144,367
Total	$783,690
Class 529-A	$15,943
Class 529-B	$286
Class 529-C	$2,993
Class 529-E	$726
Class 529-F1	$1,308
Class R-1	$2,813
Class R-2	$10,111
Class R-3	$97,678
Class R-4	$216,783
Class R-5	$266,737
Class R-6	$421,930
Total	$1,037,308

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6910
Class B	$0.3176
Class C	$0.3633
Class F1	$0.7013
Class F2	$0.8164
Class 529-A	$0.6847
Class 529-B	$0.2798
Class 529-C	$0.3756
Class 529-E	$0.5798
Class 529-F1	$0.7683
Class R-1	$0.3929
Class R-2	$0.3931
Class R-3	$0.5857
Class R-4	$0.7054
Class R-5	$0.8219
Class R-6	$0.8432

Item 74A through 74T
Condensed balance sheet data:

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$63,794
B) Repurchase agreements
C) Short-term debt securities other than repurchase agreements	$6,191,420
D) Long-term debt securities including convertible debt	$569,324
E) Preferred, convertible preferred, and adjustable rate preferred stock	$0
F) Common stock	$100,441,403
G) Options on equities
H) Options on all futures
I) Other investments
J) Receivables from portfolio instruments sold	$435,219
K) Receivables from affiliated persons
L) Other receivables	$704,870
M) All other assets	$0
N) Total assets	$108,406,030
O) Payables for portfolio instruments purchased	$214,570
P) Amounts owed to affiliated persons	$74,306
Q) Senior long-term debt
R1) Reverse repurchase agreements
R2) Short sales
R3) Written options
R4) All other liabilities	$600,495
S) Senior equity
T) Net Assets of common shareholders	$107,516,659

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	706,420
Class B	7,831
Class C	45,794
Class F1	196,631
Class F2	184,907
Total	1,141,583
Class 529-A	23,785
Class 529-B	939
Class 529-C	8,002
Class 529-E	1,278
Class 529-F1	1,763
Class R-1	7,037
Class R-2	25,260
Class R-3	167,513
Class R-4	311,370
Class R-5	324,737
Class R-6	536,603
Total	1,408,287

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$42.38
Class B	$42.16
Class C	$41.41
Class F1	$42.15
Class F2	$42.33
Class 529-A	$41.98
Class 529-B	$41.51
Class 529-C	$41.15
Class 529-E	$41.65
Class 529-F1	$41.97
Class R-1	$40.90
Class R-2	$41.20
Class R-3	$41.56
Class R-4	$41.63
Class R-5	$42.33
Class R-6	$42.38

Item 75B
Average Net Assets ($000)

75B) Maximum Asset Value	$100,543,965